UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

SUNESIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-51531	94-3295878
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

Securities Purchase Agreement

On March 31, 2009, the Company entered into a securities purchase agreement with accredited investors, including certain members of management, providing for a private placement of Company securities of up to $43.5 million (the “Private Placement”). The Private Placement contemplates the sale of up to $15.0 million of units consisting of Series A Preferred Stock and warrants to purchase common stock in two closings.  $10.0 million of units would be sold in the initial closing, which is expected to occur in the near term, subject to the satisfaction of customary closing conditions.  Subject to the approval of the Company’s stockholders, an additional $5.0 million of units may be sold in the second closing, which closing may occur at the Company’s election or at the election of the investors in the Private Placement.  The Company may elect to hold the second closing if the achievement of a specified milestone with respect to voreloxin has occurred and the Company’s common stock is trading above a specified floor price. If the Company has not delivered notice to the investors in the Private Placement of the Company’s election to complete the second closing, or if the conditions for the second closing have not been met, the investors may elect to purchase the units in the second closing by delivering a notice to the Company of their election to purchase the units.  Notice of an election to complete the second closing, either by the Company or the investors in the Private Placement, must be delivered on or before the earliest to occur of December 31, 2009, the common equity closing described below or the occurrence of a qualifying alternative common stock financing.   If the second closing occurs, it will be subject to the satisfaction of customary closing conditions.  Subject to the approval of the Company’s stockholders, the remaining tranche of $28.5 million of common stock may be sold in the common equity closing. The common equity closing may be completed at the Company’s election prior to the earlier of December 31, 2010 and a qualifying alternative common stock financing, or upon the election of the holders of a majority of the Series A Preferred Stock issued in the Private Placement prior to a date determined with reference to the Company’s cash balance dropping below $4.0 million at certain future dates.  If the Company elects to hold the common equity closing, it will be subject to the approval of the purchasers holding a majority of the Series A Preferred Stock issued in the Private Placement and subject to a condition that the Company sell at least $28.5 million of common stock in the common equity closing.

In the initial closing for $10.0 million of units, the Company would issue approximately 2.9 million shares of Series A Preferred Stock, which would initially be convertible into approximately 29.0 million shares of common stock, and warrants to purchase approximately 29.0 million shares of common stock.  In the second closing for an additional $5.0 million of units, if completed, the Company would issue approximately 14.5 million shares of Series A Preferred Stock, which would initially be convertible into approximately 14.5 million shares of common stock, and warrants to purchase approximately 14.5 million shares of common stock.  The per unit purchase price for a share of Series A Preferred Stock and a warrant to purchase 10 shares of common stock would be $3.45 for both the first and second closings.  The warrants issuable at the first and second closings would have an exercise price of $0.22 per share and a term of seven years from issuance.  In the common equity closing, if completed, the Company would issue approximately 103.6 million shares of common stock at a purchase price of $0.275 per share.

The Company anticipates raising gross proceeds of approximately $10.0 million in connection with the initial closing of the Private Placement.  The net proceeds, after deducting placement agent fees and other estimated offering expenses payable by the Company, are expected to be approximately $8.8 million. The Company anticipates that the gross proceeds of the second closing and the common equity closing, if they are completed, would equal approximately $5.0 million and $28.5 million, respectively, before placement agent fees and offering expenses for such closings. The Company expects any and all net proceeds received from the Private Placement to be used for working capital and other general corporate purposes.

The securities purchase agreement contains customary representations, warranties, covenants and closing conditions by, among and for the benefit of the parties. The securities purchase agreement also provides for indemnification of the investors in the event that any investor incurs losses, liabilities, costs and expenses related to a breach of the representations and warranties by the Company under the securities purchase agreement or the other transaction documents or any action instituted against an investor or its affiliates due to the transactions contemplated by the securities purchase agreement or other transaction documents, subject to certain limitations.

The securities purchase agreement provides that, in connection with the initial closing of the Private Placement, the Company would adopt a retention plan pursuant to which 10.5-12.0% of the proceeds of a change of control transaction of the Company would be allocated to employees.  Further, with respect to the Company’s executives, the Company’s existing executive severance benefits agreements would be modified to provide that the executive will receive the greater of the amount currently provided for a covered termination not in connection with a change of control under his or her existing executive severance benefits agreement and the proceeds due each individual executive based on overall net transaction value and individual allocation percentage pursuant to the retention plan.

Investor Rights Agreement

It is a condition to the initial closing of the Private Placement that the Company enter into an investor rights agreement with the investors, pursuant to which the Company would grant to the investors certain registration rights with respect to the securities issued and sold pursuant to the securities purchase agreement. The Company would grant to the investors certain rights of first refusal with respect to certain future issuances of the Company’s securities, including as part of a future equity financing, subject to customary exclusions.

The investor rights agreement also includes an agreement between the parties with respect to the size and composition of the Company’s board of directors. Specifically, upon the initial closing, the size of the Company’s board of directors would be set at eight members, and the holders of a majority of the Series A Preferred Stock would be entitled to designate, and the Company would be required to nominate, three members to the Company’s board of directors.  Alta BioPharma Partners III, L.P. (“Alta”), Bay City Capital L.P. (“Bay City Capital”) and New Enterprise Associates (“NEA”), together with their respective affiliates, would each have the right to designate one such investor designee. Following the earlier to occur of (a) the second closing, (b) the common equity closing or (c) the closing of a qualifying alternative common stock financing, provided the investors exercise their preemptive rights and beneficially own greater than a majority of the Company’s voting stock as of such applicable closing, the size of the Company’s board of directors would be increased to nine members, and the holders of a majority of the Series A Preferred Stock would be entitled to designate, and the Company would be required to nominate, five members to the Company’s board of directors.  Alta, Bay City Capital and NEA, together with their respective affiliates, would each have the right to designate one such investor designee.

Terms of the Series A Preferred Stock

Immediately prior to the initial closing of the Private Placement, the Company intends to file a certificate of designation for the Series A Preferred Stock (the “Certificate”) with the Secretary of State of the State of Delaware. The Certificate contains the following terms and conditions with respect to the Series A Preferred Stock:

Dividends. The holders of Series A Preferred Stock are entitled to participate on an as-converted to common stock basis with respect to any dividends payable to the holders of common stock.

Voting. The holders of Series A Preferred Stock are entitled to the number of votes equal to the whole number of shares of common stock into which such shares of Series A Preferred Stock would be convertible on the record date fixed for a meeting of the Company’s stockholders or the effective date of a written consent by stockholders, and would, except as otherwise required by law or the Certificate, vote together with the shares of common stock on all matters and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the common stock.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company (including certain “change of control” events constituting a consolidation or merger of the Company or sale, exclusive license or exclusive partnering of a majority or more of the Company’s assets), the holders of Series A Preferred Stock are entitled to a liquidation preference, prior to any distribution of the Company’s assets to the holders of common stock, in an amount equal to $10.35 per share, plus all accrued but unpaid dividends thereon, as of the record date for distribution.

Convertibility. Each share of Series A Preferred Stock is initially convertible into 10 shares of common stock, subject to adjustment for any stock dividends, combinations, stock splits, recapitalizations and the like. All outstanding shares of Series A Preferred Stock would be automatically converted into shares of common stock at the then-current conversion rate upon the earlier to occur of:

(i) the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock,

(ii) following the closing of a qualifying alternative common stock financing, on which the closing bid price has been equal to or at least $0.66 per share for a period of thirty trading days with an average trading volume during such period of at least 200,000 shares, or

(iii) the common equity closing.

Each holder of Series A Preferred Stock would also have the right to convert its Series A Preferred Stock into common stock at the then-current conversion ratio at any time after the earlier of (i) the closing of a qualifying alternative common stock financing or (ii) January 24, 2011.

In the event an investor fails to purchase its pro rata portion in the common equity closing, a pro rata portion (based on the extent of such investor’s failure to participate) of the shares of Series A Preferred Stock then held by such investor (or all shares of Series A Preferred Stock then held by the investor if the investor fails to participate at all) would automatically convert into common stock at a 1-to-1 conversion rate.

Other Restrictions. So long as at least 250,000 shares of Series A Preferred Stock remain outstanding, the Company may not, without the approval of the holders of a majority of the shares of Series A Preferred Stock outstanding, take any action that alters or changes the rights, preferences or privileges of the Company’s preferred stock and certain other actions specified in the Certificate, including, among other things, (i) any sale, merger or reorganization of Sunesis or a sale, exclusive license or exclusive partnering (in either case, on a worldwide or regional basis) of a majority or more of the assets of the Company, (ii) any issuance of debt or preferred stock and, except if certain conditions are met, any issuance of common stock, other than pursuant to the Private Placement, and (iii) any amendment of the Company’s certificate of incorporation or bylaws.

Risks Related to the Private Placement

If the Company is unable to raise additional capital in the near term, the Company may not be able to continue to operate as a going concern.

The Company will need to raise substantial additional capital to continue its development and commercialization of voreloxin. The Company will need to raise substantial additional capital in the near term to:

•	fund clinical trials and seek regulatory approvals;

•	continue and expand its development activities;

•	hire additional development personnel;

•	maintain, defend and expand the scope of its intellectual property portfolio;

•	implement additional internal systems and infrastructure; and

•	build or access manufacturing and commercialization capabilities.

The Company’s future funding requirements will depend on many factors, including but not limited to:

•	the rate of progress and cost of its clinical trials and other development activities;

•	the economic and other terms and timing of any licensing or other partnering arrangement into which the Company may enter;

•	the costs associated with building or accessing manufacturing and commercialization capabilities;

•	the costs of acquiring or investing in businesses, product candidates and technologies, if any;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs and timing of seeking and obtaining FDA and other regulatory approvals; and

•	the effect of competing technological and market developments.

While the Company expects to complete the initial closing of the Private Placement in the near term, it is possible that the conditions to the initial closing will not be met, in which event the Company will not receive the $10.0 million of gross proceeds that the Company expects to receive at that closing.  The conditions to the second closing for $5.0 million of units are more substantial, including conditions related to approval by the Company’s stockholders, the development of voreloxin and the Company’s stock price, and it is possible that the conditions to this second closing will not be met, in which event the Company would not receive the $5.0 million of gross proceeds that are contemplated for that closing. The $28.5 million common equity closing is entirely in the discretion of the investors in the Private Placement, and it is possible that they will elect not to complete that closing for reasons related to the Company’s business or other factors.

Assuming the initial closing for gross proceeds of $10.0 million described above, the Company anticipates that the net proceeds of the initial closing, together with the Company’s cash, cash equivalents and marketable securities, will be sufficient to enable the Company to fund its operations at least through the end of 2009.  In the event the initial closing in the Private Placement for $10.0 million of units does not occur, the Company’s current cash, cash equivalents and marketable securities are sufficient to fund its operations only through April 2009.

 Until the Company can generate a sufficient amount of product revenue to finance its cash requirements, which the Company may never do, the Company expects to finance future cash needs primarily through equity issuances (including the possible closings of the sale of units and common stock in the Private Placement described above and subject to the satisfaction of the conditions described above), debt arrangements and a possible partnership or license of development and/or commercialization rights to voreloxin. The Company does not know whether additional funding will be available on acceptable terms, or at all.

The Company is currently continuing to conduct its ongoing clinical trials of voreloxin in acute myeloid leukemia and ovarian cancer. If the Company is not able to secure additional funding when needed, the Company may have to delay, reduce the scope of or eliminate one or more of its clinical trials or scale back its development program or conduct additional workforce or other expense reductions.  In addition, the Company may have to partner voreloxin at an earlier stage of development than the Company might otherwise choose to do, which would lower the economic value of that program to the Company.

The Company’s failure to raise capital when needed and on acceptable terms would require the Company to reduce the Company’s operating expenses, delay or reduce the scope of the Company’s voreloxin development program and limit the Company’s ability to continue its operations. Any one of the foregoing would have a material adverse effect on its business, financial condition and results of operations.

The closing of the Private Placement will result in substantial dilution to the Company’s stockholders. If the Company sells shares of its common stock in future financings or other arrangements, stockholders may experience additional dilution.

The closing of the Private Placement will result in substantial dilution to the Company’s stockholders.  Following the initial closing, the holders of the Company’s common stock prior thereto will hold approximately 54.3% of the Company’s outstanding common stock (assuming conversion of the Series A Preferred Stock at the current conversion price), and will hold approximately 37.2% if the warrants issued at the initial closing are exercised in full.  Following the second closing for $5.0 million of units, if completed, the holders of the Company’s common stock prior to the Private Placement will hold approximately 44.2% of the Company’s outstanding common stock (assuming conversion of the Series A Preferred Stock at the current conversion price), and will hold approximately 28.3% if the warrants issued at the initial and second closings are exercised in full.  Following the common equity closing, if completed, the holders of the Company’s common stock prior to the Private Placement would hold approximately 19% of the Company’s outstanding common stock (assuming conversion of the Series A Preferred Stock at the current conversion price), and would hold approximately 15% if the warrants issued at the initial and second closings are exercised in full.

The Company needs to raise substantial additional funds, through the Private Placement and otherwise, to continue its operations, fund additional clinical trials of voreloxin and potentially commercialize voreloxin. The Company’s plan is to continue to finance its operations with a combination of equity issuances (including the possible closings of the sale of units and common stock in the Private Placement and subject to the satisfaction of the conditions described above), debt arrangements, and a possible partnership or license of development and/or commercialization rights to voreloxin. Any issuance of convertible debt securities, preferred stock or common stock may be at a discount from the then current trading price of the Company’s common stock. If the Company issues additional common or preferred stock or securities convertible into common stock, the Company’s stockholders will experience additional dilution, which may be significant.

The Company may not have the sufficient funding to distribute capital to its common stockholders or continue its business upon a change of control event.

If a change of control (as that term is defined in the Certificate related to the Series A Preferred Stock to be issued in the Private Placement), which includes a sale or merger of the Company or a significant partnering transaction, occurs, the holders of the Series A Preferred Stock would be entitled to receive, before any proceeds are distributed to common stockholders, three times the amount that the investors in the Private Placement paid for the units ($10.0 million at the initial closing and, if consummated, an additional $5.0 million at the second closing), which could equal up to a total of $45.0 million.  The Company would not have any capital to distribute to its common stockholders if the consideration received in a transaction that triggers a change of control event under the certificate of designation is less than this liquidation preference amount.  Further, if the investors elect to treat a partnering transaction as a change of control, entitling the holders of the Series A Preferred Stock to the liquidation preference described above, the holders of the Series A Preferred Stock would be entitled to the full amount of any payments made by a corporate partner by surrendering the Series A Preferred Stock, up to the liquidation preference amount, which may leave the Company with insufficient resources to continue its business.  This right of the holders of the Series A Preferred Stock may also impair its ability to enter into a significant partnering transaction since a partner would be willing to enter into a partnering agreement with the Company only if the Company has or had access to sufficient capital to satisfy its obligations under the partnering agreement.  Whether or not the Company would have sufficient resources would depend on the terms of the partnering agreement and other cash resources available to the Company at that time.

The Company cannot take fundamental actions related to Sunesis without the consent of a majority of the holders of the Series A Preferred Stock to be issued in the Private Placement.

For as long as the Series A Preferred Stock is outstanding, the holders of the Series A Preferred Stock to be issued in the Private Placement will be have a number of rights, including the right to approve any sale of the company, any significant partnering transaction, any issuance of debt or Series A Preferred Stock and, except if certain conditions are met, any issuance of common stock other than the second closing and the common equity closing contemplated by the Private Placement.  It is possible that the interests of the holders of the Series A Preferred Stock and the holders of common stock may be inconsistent, resulting in the inability to obtain the consent of the holders of Series A Preferred Stock to matters that may be in the best interests of the common stockholders.

Forward-Looking Statements

Statements made in this Current Report on Form 8-K that are not historical facts are forward-looking statements including, without limitation, the statements regarding completion of each closing of the Private Placement described herein and the anticipated gross proceeds of the Private Placement. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated, including, among others, the risk that the conditions to closing in the Private Placement may not be satisfied, resulting in the Company not receiving any of the expected proceeds from the Private Placement; and risks related to the terms of the Private Placement and securities to be issued. Certain of the risks related to the Private Placement are identified above and other risks related to the Company’s business are discussed under "Risk Factors" detailed in the Company’s filings with the Securities and Exchange Commission, including those disclosed in its Quarterly Report on Form 10-Q as of and for the three months ended September 30, 2008.  There may be other factors not mentioned above or included in the  Company’s filings with the Securities and Exchange Commission that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Item 2.02.  Results of Operations and Financial Condition.

On April 1, 2009, the Company issued a press release announcing its financial results for the three months and year ended December 31, 2008.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The press release is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

On April 1, 2009, the Company issued a press release announcing (i) the Private Placement described in Item 1.01 of this Current Report on Form 8-K and (ii) a proposed reduction in force and changes to the Company’s management as described above and therein. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
99.1	Press release, dated April 1, 2009, entitled “Sunesis Pharmaceuticals Reports Fourth Quarter and Full-Year 2008 Financial Results.”
99.2	Press release, dated April 1, 2009, entitled “Sunesis Pharmaceuticals Announces Up To $43.5 Million Financing.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 1, 2009

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Senior Vice President, Corporate Development and Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated April 1, 2009, entitled “Sunesis Pharmaceuticals Reports Fourth Quarter and Full-Year 2008 Financial Results.”
99.2	Press release, dated April 1, 2009, entitled “Sunesis Pharmaceuticals Announces Up To $43.5 Million Financing.”